Independent Auditors' Consent




To the Shareholders and Board of Trustees of Smith Barney Investment Trust:
We consent to the reference to our firm under the heading "Auditors" in the Statement of Additional Information for the Smith Barney Emerging Growth Fund of the Smith Barney Investment Trust.

KPMG LLP
New York, New York
December 1, 2000
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